Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Rekor Systems, Inc. on Form S-8 (File Nos. 333-220864, 333-259041, 333-260153 and 333-278990) and Form S-3 (File Nos. 333-259447, 333-260607, 333-274422, 333-277393, 333-280907 and 333-281042) of our report dated March 31, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Rekor Systems, Inc. as of and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Rekor Systems, Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

Morristown, New Jersey

March 31, 2025